Exhibit 3.4

AMERICASBANK CORP.

ARTICLES SUPPLEMENTARY

AmericasBank Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified the Six Hundred Twenty-Five Thousand (625,000) shares of the authorized but unissued Series A Preferred Stock, par value $0.01 per share, of the Corporation, into undesignated and unclassified shares of the preferred stock of the Corporation.

SECOND: The reclassification increases the number of undesignated shares of preferred stock from Four Million Three Hundred Seventy-Five Thousand (4,375,000) shares immediately before the reclassification to Five Million (5,000,000) shares immediately after the reclassification. The reclassification decreases the number of shares classified as Series A Preferred Stock from Four Million Three Hundred Seventy-Five Thousand (4,375,000) shares immediately prior to the reclassification to zero (0) shares immediately after the reclassification.

THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of any series or class of the Corporation’s capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

FIFTH: The Board of Directors of the Corporation, at a meeting duly called and held, authorized and adopted resolutions reclassifying the capital stock of the Corporation as set forth in these Articles Supplementary.

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IN WITNESS WHEREOF, AmericasBank Corp. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 29th day of September, 2004; and its Vice President acknowledges that these Articles Supplementary are the act of AmericasBank Corp., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	AmericasBank Corp.
A Maryland Corporation

/s/ A. Gary Rever	By:	/s/ John D. Muncks
A. Gary Rever		John D. Muncks
Asst. Secretary		Vice President

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